CUSIP No. 49375T100	13G	Page 9 of 9 Pages

Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock of InfuSystem Holdings, Inc. dated as of October 26, 2012, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.

Date: October 26, 2012	LEAP TIDE CAPITAL MANAGEMENT, LLC
a Delaware Corporation

/s/ Jan Loeb
By: Jan Loeb
Its: Managing Member

Date: October 26, 2012	/s/ Jan Loeb
Jan Loeb